Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MISSION BROADCASTING, INC.,

YOUNG BROADCASTING, INC.

AND

WINNEBAGO TELEVISION CORPORATION

Dated as of October 4, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Singular/Plural; Gender	11

ARTICLE II PURCHASE AND SALE		11
2.1	Purchase and Sale	11
2.2	Payment of Purchase Price.	11
2.3	Closing Date Deliveries	12
2.4	Proration; Adjustments to Purchase Price.	15
2.5	Taxes	17
2.6	Risk of Loss	17
2.7	Allocation of Purchase Price	17
2.8	Access.	17

ARTICLE III GOVERNMENTAL APPROVALS AND CONTROL OF STATION		18
3.1	FCC Consent	18
3.2	Control Prior to Second Closing	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		19
4.1	Organization	19
4.2	Authorization; Enforceability	19
4.3	Absence of Conflicting Agreements	19
4.4	Purchased Assets	20
4.5	Title to Purchased Assets; Liens and Encumbrances	20
4.6	Equipment	20
4.7	The Contracts	20
4.8	Intangible Property	21
4.9	Real Property	22
4.10	The Leases	23
4.11	Financial Statements and Interim Financial Statements	23
4.12	No Changes	24
4.13	No Litigation; Labor Disputes; Compliance with Laws	25
4.14	Taxes	26
4.15	Governmental Authorizations	26
4.16	Compliance with FCC Requirements	27
4.17	MVPD Matters.	27
4.18	Insurance	27
4.19	Brokers	27
4.20	Employees	27
4.21	Employee Benefit Plans	28
4.22	Environmental Compliance.	29

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4.23	Affiliation Agreement	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		30
5.1	Organization	30
5.2	Authorization; Enforceability	30
5.3	Absence of Conflicting Laws and Agreements	30
5.4	Brokers	31
5.5	Absence of Litigation	31
5.6	FCC Qualification	31

ARTICLE VI CERTAIN MATTERS PENDING THE SECOND CLOSING		31
6.1	Notice of Adverse Changes	31
6.2	Operations Pending Second Closing	32
6.3	FCC Reports	33
6.4	Consents	33
6.5	Cooperation; Reasonable Efforts; Release	33
6.6	Tax Returns and Payments.	33
6.7	Release of Liens	33
6.8	Updating of Information	33
6.9	Public Announcement	34
6.10	Exclusivity	34
6.11	Real Estate Matters.	34
6.12	Access and Information	35

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		35
7.1	Conditions to First Closing.	35
7.2	Conditions to Second Closing.	36

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		37
8.1	Conditions to First Closing.	37
8.2	Conditions to Second Closing.	38

ARTICLE IX INDEMNIFICATION		39
9.1	Survival of Representations and Warranties	39
9.2	Survival of Covenants and Agreements	40
9.3	Indemnification by Seller and Parent	40
9.4	Indemnification by Buyer	40
9.5	Indemnification Procedures.	41
9.6	Remedies	42
9.7	Certain Limitations of Liability	42
9.8	Survival	43

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ARTICLE X FURTHER AGREEMENTS		43
10.1	Event of Loss	43
10.2	Station Employees	43
10.3	Bulk Transfer	44
10.4	Non-Competition; Non Solicitation	44

ARTICLE XI TERMINATION; MISCELLANEOUS		45
11.1	Termination	45
11.2	Further Assurances	46
11.3	Survival	46
11.4	Entire Agreement; Amendment; Waivers	46
11.5	Expenses	47
11.6	Benefit; Assignment	47
11.7	Confidentiality.	47
11.8	Notices	47
11.9	Counterparts; Headings	48
11.10	Income Tax Position	49
11.11	Severability	49
11.12	No Reliance	49
11.13	Judicial Interpretation	49
11.14	Saturdays, Sundays and Legal Holidays	49
11.15	Governing Law	49
11.16	Representations and Warranties of Parent	49

EXHIBITS

Assumption Agreement	Exhibit A
Bill of Sale and Assignment	Exhibit B
Buyer’s Closing Certificate	Exhibit C
Buyer’s Performance Certificate	Exhibit D
Assignment and Assumption of Contracts	Exhibit E
Assignment and Assumption of Leases	Exhibit F
Seller’s Closing Certificate	Exhibit G
Seller’s Performance Certificate	Exhibit H
Trademark Assignment	Exhibit I
Equipment Lease	Exhibit J
Facilities Lease	Exhibit K
Time Brokerage Agreement	Exhibit L
Memorandum of Lease	Exhibit M

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SCHEDULES

1.1	Assumed Liabilities
1.2	Contracts
1.3	Copyrights
1.4	Equipment
1.4.1	Equipment Excluded from Primary Assets
1.5	Leases
1.6	Licenses
1.7	Motor Vehicles
1.8	Permitted Liens
1.9	Real Property
1.10	Retained Assets
1.11	Trademarks
4.3	Conflicting Agreements of Seller
4.5	Title Exceptions/Locations – Personal Property
4.7	Contract Exceptions
4.8	Intangible Property Exceptions
4.9	Real Property Exceptions
4.10	Lease Exceptions
4.11(a)	Financial Statements
4.11(b)	Interim Financial Statements
4.12	Changes
4.13	Litigation
4.14	Tax Exceptions
4.15	FCC License Exceptions
4.16	FCC Equipment Exceptions
4.18	Insurance
4.19	Brokers
4.20	Employees
4.21	Employee Benefit Plans
4.22	Environmental
4.23	Affiliation Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 4th day of October, 2004, by and between Young Broadcasting, Inc. (“Parent”), Winnebago Television Corporation (“Seller”), and Mission Broadcasting, Inc. (“Buyer”).

R E C I T A L S:

A. Seller owns all of the assets of analog commercial television broadcast station WTVO (TV) and digital commercial television station WTVO-DT, Rockford, Illinois (collectively, the “Station”), including those licenses, permits and authorizations issued by the FCC for the operation of the Station.

B. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Station, other than the Retained Assets, on the terms and subject to the conditions set forth herein.

C. Parent is the sole shareholder of Seller.

D. Parent, Seller and Buyer will enter into a Time Brokerage Agreement (“TBA”) substantially in the Form of Exhibit “L”, simultaneously with the First Closing (as hereinafter defined) pursuant to which Buyer will provide programming to the Station and sell advertising time related to such programming, and Seller will air such programming and advertising, subject to the terms of the TBA.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as specified otherwise, when used in this Agreement, the following terms shall have the meanings specified:

“ABC” shall mean ABC, Inc.

“Accounts Payable” shall mean all accounts payable of Seller (other than Tradeout Payables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Accounts Receivable” shall mean all accounts receivable of Seller (other than Tradeout Receivables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Adjustment Amount” shall have the meaning set forth in Section 2.4(d);

“Adjustment List” shall have the meaning set forth in Section 2.4(d);

“Adjustment Time” shall have the meaning set forth in Section 2.4(a);

“Affiliate” shall have the meaning set forth in Section 10.4;

“Affiliation Agreements” shall mean (i) the network affiliation agreement by and between ABC and Seller, dated as of September 21, 1995, as amended and supplemented, and (ii) the affiliation agreement between UPN and Seller dated June 3, 2003, as amended and supplemented..

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;

“Assumed Contract” shall mean any Contract described in clause (b) of the definition of the term “Assumed Liabilities”;

“Assumed Liabilities” shall mean (a) the liabilities of Seller, if any, listed on Schedule 1.1; (b) the obligations of Seller under (i) the Contracts listed on Schedule 1.2, (ii) Contracts not required pursuant to Section 4.7 to be listed on Schedule 1.2 (other than Contracts described in clause (iii) of Section 4.7(a)), (iii) Contracts entered into by Seller after the date hereof and prior to the Second Closing Date in accordance with the terms of this Agreement, and (iv) the Leases, in each case to the extent such obligations arise from and accrue with respect to the operation of the Station after the First Closing Date with respect to the Primary Assets and after the Second Closing Date with respect to the Secondary Assets, and in each case except those Contracts and Leases, if any, included in the Retained Assets; (c) the liabilities, obligations and claims resulting from the ownership and operation of the Primary Assets following the Adjustment Time and the ownership and operation of the Station following the Second Closing; (d) liabilities under Permitted Liens; (e) severance and accrued vacation liabilities, but no other employment related liabilities, arising out of the termination of employees of the Station (other than Excluded Employees) as of the Adjustment Time; and (f) all liabilities to the extent Buyer received a credit pursuant to Section 2.4 hereof, provided that, Assumed Liabilities shall not include (A) liabilities of Seller arising out of any facts, circumstances or actions that constitute a misrepresentation or breach of any warranty or covenant by Seller made in this Agreement, (B) Seller’s obligations under this Agreement, (C) liabilities, including severance and accrued vacation liabilities, arising out of the termination of employees of the Station prior to the First Closing Date, (D) any indebtedness for borrowed money of Seller, (E) all taxes of Seller that result from or have accrued in connection with the operation of the Station, (F) any liabilities of Seller resulting from, or arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit relating to the period prior to the First Closing Date, (G) except as described in clause (e) above, all liabilities related to Station Employee

Benefit Plans and any other employee benefit plan, program, policy or arrangement maintained or contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any liability, and (H) all liabilities relating to matters set forth on Schedule 4.13;

“Assumption Agreement” shall mean an instrument in the form of Exhibit “A” attached hereto by which the Assumed Liabilities to be assumed at the First Closing and the Second Closing, as applicable, shall be assumed by Buyer;

“Benefit Arrangements” shall mean a benefit program or practice established or maintained by Seller providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors of Seller that is not a Plan;

“Bill of Sale and Assignment” shall mean an instrument in the form of Exhibit “B” attached hereto, by which Seller shall convey to Buyer title to the Customer Lists, the Equipment, the Intangible Property, the Licenses, the Miscellaneous Assets, the Motor Vehicles, the Records and the Trade Secrets, at the First Closing and the Second Closing, as applicable;

“Buyer’s Closing Certificate” shall mean the certificate of Buyer in the form of Exhibit “C” attached hereto delivered at the First Closing and the Second Closing, as applicable;

“Buyer’s Performance Certificate” shall mean the certificate of Buyer in the form of Exhibit “D” attached hereto delivered at the First Closing and the Second Closing, as applicable;

“Cash” shall mean all moneys of Seller, whether in the form of cash, cash equivalents, marketable securities, short-term investments or deposits in bank or other financial institution accounts of any kind;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Collection Period” shall have the meaning set forth in Section 2.9;

“Communications Act” means the Communications Act of 1934, as amended;

“Communications Laws” means the Communications Act and the rules and published policies of the FCC promulgated thereunder;

“Contract Assignment” shall mean the Assignment and Assumption of Contracts, in the form of Exhibit “E” attached hereto, by which Seller shall assign the Assumed Contracts to Buyer and Buyer shall assume the Assumed Liabilities arising under such Contracts, at the First Closing and the Second Closing, as applicable;

“Contracts” shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which the business of the Station is conducted by Seller, whether written, oral or implied, including all contractual obligations incurred by Seller for the Program Rights, including without limitation those agreements listed on Schedule 1.2;

“Copyrights” shall mean all rights of Seller to copyrights and copyright applications related to the Station, including without limitation those items described on Schedule 1.3;

“Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media used by or in Seller’s possession concerning past, present and potential purchasers of advertising or services from the Station;

“Environmental Laws” shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other Government Authority pertaining to human exposure to RF radiation and all applicable rules and regulations of Laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or hazardous or toxic substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Occupational Safety and Health Act of 1970, each as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration and regulations of any state department of natural resources or state environmental protection agency, now in effect;

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by Seller which are used in the operation of the Station, including without limitation to those items listed on Schedule 1.4;

“Equipment Lease” shall mean a lease between Buyer, as Lessor, and Seller as Lessee, substantially in the form of Exhibit “J”, to be entered into by Buyer and Seller at the First Closing relating to the Equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” shall mean any entity that is treated as a single employer with Seller under Section 414 of the Code.

“Event of Loss” shall mean any loss, taking, condemnation, damage or destruction of or to any of the Secondary Assets;

“Excluded Employees” shall mean any employee whose employment agreement is a Retained Asset, and any employee of Seller under the TBA.

“Facilities Lease” shall mean a lease between Buyer, as Landlord, and Seller, as Tenant, substantially in the form of Exhibit “K”, to be entered into by Buyer and Seller at the First Closing relating to the owned Real Property.

“FCC” means the Federal Communications Commission;

“FCC Consent” shall mean action or actions by the FCC granting its consent to the assignment of the Licenses from Seller to Buyer;

“Final Order” shall mean an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired;

“Financing Lease” shall mean any Lease that is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

“First Closing” shall mean the conference to be held at 10:00 a.m., New York, New York time on the First Closing Date at such place as the parties may mutually agree, at which time the transactions contemplated by this Agreement to be consummated at the First Closing shall be consummated;

“First Closing Date” shall mean (a) November 1, 2004, or (b) such other date as Buyer and Seller may agree upon in writing.

“First Closing Purchase Price” shall mean the sum of Fifteen Million Dollars ($15,000,000.00), adjusted pursuant to Section 2.4;

“Governmental Authority” shall mean any court or governmental or public agency or authority, other than the FCC;

“Hazardous Materials” shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCB’s) asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

“Intangible Property” shall mean: (a) the Copyrights; (b) the Trademarks; (c) the Trade Secrets; (d) all of the rights of Seller in and to the call letters “WTVO-TV,” “WTVO-DT” and

“WTVO”; and (e) all rights of Seller in and to all slogans, phrases or logos of the Station; and (f) all goodwill associated therewith and with the other Secondary Assets;

“Internet Web Sites” means all internet Domain Leases and Domain names of the Station, the unrestricted right to the use of HTML content relating to the Station located and publicly accessible from those Domain names, and the “visitor” data base for those sites

“Knowledge of Seller” or “to Seller’s Knowledge” shall mean, collectively, the actual knowledge of (i) Vincent Young, (ii) Deb McDermott, (iii) James Morgan, (iv) Gwen Kinsey, and (v) Robert Harrison;

“Law” shall mean any federal, state or local law, statute, ordinance, rule or regulation.

“Lease Assignment” shall mean the Assignment and Assumption of Leases in the form of Exhibit “F” attached hereto, by which Seller shall assign to Buyer the Leases at the First Closing and the Second Closing, as applicable, or in the case of Leases of Real Property, in such other form as is reasonably acceptable to the Title Company, at the First Closing and the Second Closing, as applicable;

“Leases” shall mean those leases of Real Property and Equipment related to the Station as listed on Schedule 1.5;

“Licenses” shall mean all licenses, permits and authorizations issued by the FCC to Seller for the operation of the Station and all auxiliary facilities licensed by the FCC for operation in connection with the Station, as listed on Schedule 1.6;

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets or the Station, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets or the Station under the Uniform Commercial Code of the State of Illinois or comparable law of any jurisdiction;

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, financial condition or results of operations of the Station taken as a whole or on the ability of Seller to perform its material obligations under this Agreement, other than resulting from matters affecting the broadcast television industry generally (including without limitation, legislative, regulatory or litigation matters), or matters arising from local, regional or national market or economic conditions (including financial and capital markets);

“Memorandum of Lease” shall mean a Memorandum of Lease in the form of Exhibit “M” hereto.

“Miscellaneous Assets” shall mean all tangible and intangible assets owned by, leased by or licensed to Seller and used in the operation of the Station and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Retained Assets;

“Motor Vehicles” shall mean all motor vehicles owned or leased by Seller and used in connection with the operation of the Station including without limitation those listed on Schedule 1.7;

“Motor Vehicle Title Certificates” shall mean the official evidences of title to the Motor Vehicles;

“MVPD” means a multichannel video programming distributor;

“1980 IBEW Letter Agreement” shall have the meaning set forth in Section 4.13(c).

“Permitted Liens” shall mean (i) Liens imposed by any Governmental Authority for Taxes and other governmental charges and fees not yet due and/or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with generally accepted accounting principles; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other non-consensual Liens arising in the ordinary course of business and securing amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller in accordance with generally accepted accounting principles; (iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, and encroachments (whether or not in the ordinary course of business), which do not secure any monetary amount and which do not in any case materially interfere with the ordinary conduct of the business thereon; and (vi) those matters referred to on Schedule 1.8.

“Person” shall mean any natural person, general or limited partnership, corporation, limited liability company or other entity;

“Plan” shall mean any plan, program or arrangement, whether or not written, that is or was (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller; (ii) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA;

“Pre-Closing Payables” shall mean the Accounts Payable of Seller as of the Adjustment Time other than Tradeout Payables;

“Pre-Closing Receivables” shall mean the Accounts Receivable of Seller as of the Adjustment Time other than Tradeout Receivables;

“Primary Assets” shall mean all rights of Seller in, to and under all assets used in the operation of the Station, including but not limited to: (a) the Primary Contracts; (b) the Customer Lists; (c) the Equipment other than the Equipment set forth on Schedule 1.4.1; (d) the Primary Leases; (e) the Miscellaneous Assets; (f) the Motor Vehicles; (g) the Real Property; (h) the Records relating to the Primary Assets described in clauses (a) through (g) above; and all goodwill associated therewith; in each case, other than the Secondary Assets and the Retained Assets;

“Primary Contracts” shall mean all of the Contracts other than the Contracts listed under the following headings on Schedule 1.2 hereof: Programming Agreements, Affiliation Agreements, Music Licenses, News Service Agreements, Sales Agreements and Cable Elections/Retransmission Agreements, and Contracts of the type listed under such headings that are not required pursuant to Section 4.7 to be listed on Schedule 1.2.

“Primary Leases” shall mean all of the Leases other than the Lease described in Section III A.1 of Schedule 1.2.

“Program Payments” shall have the meaning set forth in Section 2.4(b)

“Program Rights” shall mean all rights of Seller existing as of the Second Closing to broadcast television programs or shows as part of the Station’s programming and for which Seller is or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements;

“Purchased Assets” shall mean all rights of Seller in, to and under all Primary Assets and Secondary Assets.

“Real Property” shall mean the real property owned in fee simple or leasehold by Seller more particularly described on Schedule 1.9, and all buildings, improvements and fixtures thereon, together with Seller’s rights, title and interest, if any, in and to all strips and gores, rights of way, easements, strips and gores privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion of the Real Property;

“Records” shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Station other than those that are, or are related to, Retained Assets; provided, however, that Records shall not mean or include the certificates of formation, limited liability company agreements, bylaws, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, and other documents and records relating to the organization, maintenance and existence of Seller;

“Retained Assets” shall mean (a) Cash; (b) any and all claims of Seller with respect to transactions of Seller prior to the Second Closing Date including, without limitation, claims for tax refunds and refunds of fees paid to the FCC, except to the extent any such item was taken into account in adjusting the First Closing Purchase Price or the Second Closing Purchase Price pursuant to Section 2.4 or relates to Assumed Liabilities or the Purchased Assets; (c) all contracts of insurance entered into by Seller; (d) all rights and obligations under any agreements listed on Schedule 1.10; (e) those other assets, if any, described on Schedule 1.10; (f) all assets related to Seller’s Station Employee Benefit Plans; (g) the records and other documents described in the proviso to the definition of Records above or relating to other Retained Assets; (h) those employment contracts relating to any Excluded Employees and (i) any of the rights of Seller under this Agreement and under any agreement or documents executed or to be executed in connection herewith or therewith or any side agreement between Seller and Buyer entered into on or after the date of this Agreement;

“Retained Liabilities” shall mean all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities;

“Schedules” shall mean those schedules referenced to in this Agreement and delivered concurrently with the execution of this Agreement, which schedules are hereby incorporated herein and made a part hereof;

“Secondary Assets” shall mean all rights of Seller in, to and under (a) the Licenses; (b) the Contracts other than the Primary Contracts; (c) the Leases other than the Primary Leases; (d) the Intangible Property; (e) the Internet Web Sites; (f) the Equipment set forth on Schedule 1.4.1; and (g) the Records relating to the Secondary Assets described in clauses (a) through (f) above;

“Second Closing” shall mean the conference to be held at 10:00 a.m., New York, New York time on the Second Closing Date at such place as the parties may mutually agree, at which time the transactions contemplated by this Agreement to be consummated at the Second Closing shall be consummated;

“Second Closing Date” shall mean the date on which the Second Closing occurs which shall be (a) as soon as practicable, but not later than the 60th day, after the date on which the conditions to the Second Closing set forth in Article VII and Article VIII (other than any such conditions which are to be satisfied by deliveries at the Second Closing) shall have been satisfied or waived, or (b) such other date as Buyer and Seller may agree upon in writing.

“Second Closing Purchase Price” shall mean the sum of Five Million Seven Hundred Fifty Thousand ($5,750,000.00.).

“Seller’s Closing Certificate” shall mean the certificate of Seller in the form of Exhibit “G” attached hereto delivered at the First Closing and the Second Closing, as applicable;

“Seller’s Opinion of Counsel” means the legal opinion of FCC counsel to Seller addressed to Buyer in a form reasonably acceptable to Buyer;

“Seller’s Performance Certificate” shall mean the certificate of Seller in the form of Exhibit “H” attached hereto delivered at the First Closing and the Second Closing, as applicable;

“Station” shall have the meaning set forth in the Recitals;

“Station Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of Seller participates;

“TBA” shall have the meaning set forth in the Recitals;

“Termination Date” shall have the meaning set forth in Section 10.2(a);

“Title Commitment” shall have the meaning set forth in Section 6.2;

“Title Company” shall mean First American Title Insurance Company, or such other title insurance company reasonably acceptable to Buyer;

“Title Policy” shall have the meaning set forth in Section 6.2;

“Trade Secrets” shall mean all proprietary or confidential information of Seller relating to the Station;

“Trademarks” shall mean all of those names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Seller relating to the Station including without limitation those set forth on Schedule 1.11;

“Trademark Assignment” shall mean the Assignment and Assumption of Registered Trademarks, in the form of Exhibit “I” attached hereto, by which Seller shall convey to Buyer the Trademarks;

“Tradeout Agreement” shall mean any Contract pursuant to which Seller has sold or traded commercial air time of the Station in consideration for any property or services in lieu of or in addition to Cash, excluding film and program barter agreements;

“Tradeout Payables” means all obligations of Seller arising under any Tradeout Agreement, whenever made;

“Tradeout Receivables” means all current assets of Seller which are goods or services receivable by any Seller arising under any Tradeout Agreement, whenever made;

“Warranty Deed” shall mean a special or limited warranty deed in a form reasonably acceptable to Buyer pursuant to which Seller shall convey to Buyer at the First Closing the Real Property owned in fee simple by Seller, subject only to Permitted Liens.

1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale (a) At the First Closing on the First Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, the Primary Assets, including all of Seller’s legal and equitable interests therein free and clear of all Liens except Permitted Liens. The First Closing shall be deemed effective as of the Adjustment Time.

(b) At the Second Closing on the Second Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, the Secondary Assets, including all of Seller’s legal and equitable interests therein free and clear of all Liens except Permitted Liens. The Second Closing shall be deemed effective as of 12:01 A.M. on the Second Closing Date.

(c) Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

2.2 Payment of Purchase Price.

(a) At the First Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds, an amount equal to the First Closing Purchase Price (as adjusted pursuant to Section 2.4 below). At the First Closing, Buyer shall assume the Assumed Liabilities, other than those Assumed Liabilities arising under or primarily relating to the Secondary Assets, pursuant to an Assumption Agreement.

(b) At the Second Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds, an amount equal to (i) the Second Closing Purchase Price, or (ii) if the payment contemplated by Section 2.2(c) below is made prior to the Second Closing, the Second Closing Purchase Price minus $5,000,000 (in each case as may be adjusted pursuant to Section 2.4 below). At the Second Closing, Buyer shall assume all of the Assumed Liabilities not assumed by Buyer at the First Closing.

(c) If the Second Closing has not occurred on or prior to the two year anniversary of the date hereof, on such day or if such day is not a business day, the first business day thereafter, Buyer shall pay to Seller, by wire transfer in immediately available funds, an amount equal to $5,000,000.

2.3 Closing Date Deliveries. At the First Closing on the First Closing Date:

(a) Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the First Closing Date:

(i) the Assumption Agreement;

(ii) the Bill of Sale and Assignment;

(iii) the Contract Assignment;

(iv) the Lease Assignment;

(v) the Motor Vehicle Title Certificates;

(vi) Seller’s Closing Certificate;

(vii) Seller’s Performance Certificate;

(viii) the Facilities Lease;

(ix) the Equipment Lease;

(x) the Warranty Deed;

(xi) the Memorandum of Lease (to be recorded immediately following the recording of the Warranty Deed and prior to the recording of any other document other than a release of any existing mortgage or deed of trust or financing statement);

(xii) the TBA;

(xiii) an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating under penalty of perjury Seller’s United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

(xiv) a certificate of existence or good standing with respect to Parent from the Secretary of State of Delaware;

(xv) a certificate of existence or good standing with respect to Seller from the Secretary of State of Illinois; and

(xvi) such other documents as provided in Article VII hereof or as Buyer shall reasonably request.

(b) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the First Closing Date:

(i) the Assumption Agreement;

(ii) the Bill of Sale and Assignment;

(iii) the Contract Assignment;

(iv) the Lease Assignment;

(v) Buyer’s Closing Certificate;

(vi) Buyer’s Performance Certificate;

(vii) the Facilities Lease;

(viii) the Equipment Lease;

(ix) the Memorandum of Lease;

(x) the TBA;

(xi) a certificate of existence or good standing with respect to Buyer from the Secretary of State of Delaware; and

(xii) such other documents as provided in Article VIII hereof or as Seller shall reasonably request.

At the Second Closing on the Second Closing Date:

(c) Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Second Closing Date:

(i) the Assumption Agreement;

(ii) the Bill of Sale and Assignment;

(iii) the Contract Assignment;

(iv) the Lease Assignment;

(v) Seller’s Closing Certificate;

(vi) Seller’s Opinion of Counsel;

(vii) Seller’s Performance Certificate;

(viii) the Trademark Assignment; and

(ix) such other documents as provided in Article VII hereof or as Buyer shall reasonably request.

(d) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the Second Closing Date:

(i) the Assumption Agreement;

(ii) the Bill of Sale and Assignment;

(iii) the Contract Assignment

(iv) the Lease Assignment;

(v) Buyer’s Closing Certificate;

(vi) Buyer’s Performance Certificate;

(vii) the Trademark Assignment; and

(viii) such other documents as provided in Article VIII hereof or as Seller shall reasonably request.

(e) The forms of the TBA, the Equipment Lease and the Facilities Lease attached as exhibits hereto each have certain language in brackets therein which language has not been agreed to by the parties. The parties agree that prior to the First Closing they shall cooperate in good faith to reach agreement with respect to such bracketed language. Furthermore the parties acknowledge that the other forms of exhibits attached hereto are general forms and will need to be amended as applicable for use with respect to the First Closing and the Second Closing, respectively.

2.4 Proration; Adjustments to Purchase Price.

(a) For the purposes of (i) identifying the Primary Assets, Retained Assets, Assumed Liabilities and Retained Liabilities, (ii) determining the adjustment to the First Closing Purchase Price, if any, to be made pursuant to this Section 2.4, and (iii) identifying the Pre-Closing Receivables and the Pre-Closing Payables, all prepaid or deferred revenue, prepaid expenses, accrued income and accrued expenses of the Station as of 12:01 a.m., Rockford, Illinois time on the First Closing Date (the “Adjustment Time”) shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue, income and expenses (including, without limitation, accrued liabilities for vacation pay, sick pay, compensatory pay and similar amounts, and amounts that may become payable in respect of unlicensed software, whether or not Seller’s normally accrue such amounts) arising from the operation of the Station or relating to the Primary Assets before the Adjustment Time shall be for the account of Seller, and all revenue, income and expenses arising from the operation of the Station or relating to the Primary Assets from and after the Adjustment Time shall be for the account of Buyer under this Agreement. Any and all rebates which, under any agreements in effect as of the Adjustment Time, may be payable after such date to any advertiser or other user of the Station’s facilities, based in part on business, advertising or services prior to the First Closing Date, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the Adjustment Time based on revenue, volume of business done or services rendered in part before the Adjustment Time and in part after the Adjustment Time shall be shared by Seller, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period.

(b) Notwithstanding anything to the contrary set forth in Section 2.4(a) above, as between Buyer and Seller with respect to all Contracts relating to Program Rights (“Program Contracts”), obligations to make cash payments of license and usage fees pursuant to each such Program Contract will be prorated between Seller and Buyer based on the number of days during the term of such Program Contract elapsed as of the Adjustment Time vis a vis the number of days during the term of such Program Contract occurring after the Adjustment Time.

(c) The First Closing Purchase Price shall further be:

(i) increased by an amount equal to 95% of the Pre-Closing Receivables;

(ii) decreased by the amount of all Pre-Closing Payables;

(iii) decreased by the amount, if any, by which Tradeout Payables as of the Adjustment Time exceed Tradeout Receivables as of the Adjustment Time by more than $25,000; and

(iv) decreased by the amount of all liabilities under Financing Leases, if any, existing as of the Adjustment Time.

(d) To the extent not inconsistent with the express provisions of this Agreement, the allocations and adjustments made pursuant to Sections 2.4(a), (b) and (c) above shall be made in accordance with generally accepted accounting principles. Prior to the First Closing Date, Seller and Buyer shall agree upon an estimate as of the Adjustment Time of such allocations and adjustments, which allocations and adjustments shall be made at the First Closing.

(e) As soon as practicable following the First Closing Date, and in any event within ninety (90) days thereafter, or at such other time as the parties mutually agree, Buyer shall deliver to Seller Buyer’s certificate setting forth as of the Adjustment Time, all of the allocations and adjustments made pursuant to Sections 2.4(a), (b) and (c). Buyer shall deliver to Seller or Seller’s representatives copies of all books and records as Seller may reasonably request for purposes of verifying such adjustments. Buyer’s certificate shall be final and conclusive unless objected to by Seller in writing within sixty (60) days after delivery. Seller and Buyer shall attempt jointly to reach agreement as to the amount of such adjustments and allocations within thirty (30) days after receipt by Buyer of such written objection by Seller, which agreement, if achieved, shall be binding upon all parties to this Agreement and not be subject to dispute or review. If Seller and Buyer cannot reach agreement as to the amount of such adjustments and allocations within such sixty (60) day period, Seller and Buyer shall promptly submit any disputed adjustments to a mutually satisfactory independent certified public accounting firm of national stature which has not been employed by any party hereto for a period of two (2) years prior to the date of such referral. The determination of such firm shall be final and binding upon all parties to this Agreement and not subject to dispute or review. The fees of such firm shall be paid one-half by Seller and one-half by Buyer. Any amounts due Buyer or Seller for such adjustments and allocations (after taking into account the adjustments and allocations made at First Closing) shall be paid by wire transfer of immediately available funds within five (5) Business Days after final determination.

(f) Buyer and Seller agree that to the extent the types of allocations and adjustments described in the Section 2.4 are applicable to the Second Closing, they shall cooperate in good faith to make such allocations and adjustments as of 12:01 A.M. on the Second Closing Date in accordance with the terms of this Section 2.4 as if this Section 2.4 expressly applied to the Second Closing.

2.5 Taxes. All federal, state, local and other transfer, sales and use taxes and recording costs applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be shared equally by Buyer on the one hand, and Seller on the other.

2.6 Risk of Loss. The risk of all Events of Loss relating to the Primary Assets prior to the First Closing and to the Secondary Assets prior to the Second Closing shall be upon Seller and the risk of all Events of Loss at or subsequent to the First Closing or the Second Closing, as applicable, shall be upon Buyer.

2.7 Allocation of Purchase Price. The First Closing Purchase Price and the Second Closing Purchase Price will be allocated among each item or class of the Primary Assets and Secondary Assets, respectively, based upon (i) the mutual agreement of Buyer and Seller, or (ii) in the event Buyer and Seller fail to agree, an appraisal to be paid for one-half by Buyer and one-half by Seller, to be conducted by Bond and Pecaro, under the residual method of allocating assets in conformity with Treasury Regulations under Section 1060 of the Code, which allocation shall be incorporated in a schedule to be provided by Buyer and executed by the parties before the earlier of (i) one hundred twenty (120) days after the First Closing Date or (ii) thirty (30) days prior to the due date of the U.S. federal income tax return of, or that includes, either the Buyer or Seller for the taxable year including the First Closing Date (without extensions) provided that reasonable written notice is given to the other party as to such filing due date. Buyer and Seller each agree to timely report such allocation to the Internal Revenue Service in the form required by Treasury Regulations Section 1.1060-1; provided, however that nothing contained herein shall require Buyer or Seller to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the allocation determined pursuant to this Section 2.7.

2.8 Access.

(a) Subject to Section 11.8(b), Seller and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Buyer to conduct such examination and investigation as Seller deems necessary to assure compliance with this Article 2, and to permit Seller to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Seller’s sole cost and expense and shall be during Buyer’s normal business hours, shall not unreasonably interfere with Buyer’s operations and activities and shall not, after the consummation of the Second Closing, constitute Seller’s exercising control over the Station under the Communications Act.

(b) Subject to Section 11.8(a), Buyer and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Seller to conduct such examination and investigation as Buyer deems necessary to assure compliance with this Article 2, and to permit Buyer to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Buyer’s sole cost and expense and shall be during Seller’s normal business hours and shall not unreasonably interfere with Seller’s operations and activities. Without limiting the foregoing Seller will (i) give Buyer and its authorized agents, officers and representatives such access to such books and records pertaining to Seller and the Station as may reasonably be required in order to perform at Buyer’s expense, any audit or other review and any disclosure that they may deem appropriate in connection with any offering of securities by Buyer or any Affiliate thereof, and Seller (to the extent such consent is necessary) hereby consents to the use of information contained in such books and records for any such purpose, and (ii) use reasonable efforts to assist Buyer and its authorized agents, officers and representatives, at Buyer’s expense, in the conduct of such audit or other review; provided that in no event shall Seller be required to incur any obligation or liability in connection therewith.

ARTICLE III

GOVERNMENTAL APPROVALS AND CONTROL OF STATION

3.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Second Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC, as soon as practicable but in no event later than ten (10) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent and any necessary extensions thereof. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent. No party hereto shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent from becoming a Final Order. Buyer and Seller shall each pay one-half of all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement to be consummated at the Second Closing are consummated and irrespective of whether such fees are assessed before or after the Second Closing.

3.2 Control Prior to Second Closing. Between the date hereof and the Second Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller. After the Second Closing, Seller shall have no right to control the Station, and Seller shall have no reversionary rights to the Station.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

4.1 Organization. Seller is a corporation organized, validly existing and in good standing under the law of the State of Illinois. Seller has the power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Seller are within the power of Seller and have been duly authorized by all necessary action by Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 Absence of Conflicting Agreements. Except for the FCC Consent or as described on Schedule 4.3, neither the execution, delivery or performance of this Agreement in accordance with its terms by Seller nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, with or without the giving of notice, or the lapse of time or both, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the organizational documents of Seller or any Law applicable to Seller, or any court of administrative order or process applicable to Seller, or any material contract, agreement, arrangement, commitment or plan to which Seller is a party or by which Seller is bound and which relates to, the ownership or operation of the Station or the Purchased Assets;

(b) result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;

(c) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to, the ownership or operation of the Station or the Purchased Assets;

(d) accelerate or modify, or give any other party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to the ownership or operation of the Station or the Purchased Assets;

(e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority other than the FCC; or

(f) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Seller is a party, by which Seller is bound, or by which the Purchased Assets are bound or subject.

4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the business of owning and operating the Station as currently conducted, with the exception of the Retained Assets. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Station are at levels at least equal to the Station’s usual and customary levels.

4.5 Title to Purchased Assets; Liens and Encumbrances. Other than with respect to the Real Property, except as set forth on Schedule 4.5, Seller owns good title to or has valid leasehold interests in all of the Purchased Assets free and clear of any and all Liens except for Permitted Liens.

4.6 Equipment. The list of Equipment on Schedule 1.4 is a true and correct list of all material items of tangible personal property utilized by Seller in connection with the operation of the Station. Each of the material items of Equipment having a book value in excess of $5,000 is in good condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement, is operating and has been serviced and maintained by Seller in accordance in all material respects with normal industry standards and practices and the Communications Laws.

4.7 The Contracts. Except as set forth on Schedule 4.7:

(a) Schedule 1.2 lists all agreements relating to properties, undertakings or commitments to third parties in the operation and conduct of the Station except for (i) agreements (other than Tradeout Agreements) for the sale of time on the Station, (ii) other agreements which are cancelable by Seller or its assignee without breach or penalty on not more than thirty (30) days notice and which involve average annual payments or receipts by the Station of less than Five Thousand Dollars ($5,000.00) in the case of any single contract and Fifteen Thousand Dollars ($15,000.00) in the aggregate, and (iii) any loan or other financing agreement to which Seller is a party and which is not part of the Purchased Assets and all related agreements, documents and instruments;

(b) Seller has performed, or is in compliance with, each material term, covenant and condition of each of the Contracts listed on Schedule 1.2, and no material event of default on the part of Seller, and to the Knowledge of Seller, any other party thereto, exists under any of the Contracts listed on Schedule 1.2;

(c) each of the Contracts listed on Schedule 1.2 is in full force and effect, and constitutes the legal and binding obligation of, and is enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d) Seller has furnished or made available to Buyer true and complete copies of all written Contracts listed on Schedule 1.2, including all amendments, modifications and supplements thereto, and Schedule 1.2 contains summaries of the following provisions of all oral Contracts which involve Five Thousand Dollars ($5,000.00) or more in the case of any single oral Contract and Fifteen Thousand Dollars ($15,000.00) or more in the aggregate: the parties thereto, and the nature and value of the goods and services to be provided thereunder;

(e) Schedule 1.2 sets forth as of the date hereof an accurate and complete list of all Tradeout Agreements, and sets forth for each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Station from and after the date shown on such Schedule and the value of goods and services to be provided to the Station from and after such date.

4.8 Intangible Property. Except as set forth on Schedule 4.8:

(a) there are no claims, demands or proceedings, pending or, to the Knowledge of Seller, threatened by any Person pertaining to or challenging Seller’s right to use any of the Intangible Property;

(b) to the Knowledge of Seller, Seller is not infringing upon any trademark, trade name, patent or copyright owned by a third party;

(c) there are no royalty agreements between Seller and any third party relating to any of the Intangible Property;

(d) the Intangible Property constitutes all of the intangible and intellectual property interests and other intellectual property used in the operation of the Station (other than Copyrights and Trademarks with respect to Program Rights); and

(e) all Copyrights and Trademarks are listed on Schedule 1.3 and Schedule 1.11, respectively, and all Intangible Property is transferable to Buyer by the sole act of Seller.

4.9 Real Property. Except as disclosed on Schedule 4.9:

(a) Seller has good, marketable and insurable fee simple interests or valid leasehold interests, as applicable, in the Real Property, subject to Permitted Liens, and such Real Property includes all real property used in the business of the Station as currently conducted or used in the operation of the Station. Seller has made available to Buyer true and correct copies of all policies of title insurance currently existing in favor of Seller with respect to the Real Property, if any. Other than the rights of Buyer pursuant to this Agreement there are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion or interest therein. Except for Permitted Liens and the items set forth on Schedule 4.9, there are no Liens on any portion of the Real Property. No Lien set forth on Schedule 4.9 materially interferes with the operation of the Station as currently operated;

(b) Seller has not received written notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Seller, no such action is presently contemplated or threatened;

(c) Seller has not received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof, which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Seller has not received any written notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requiring the performance of any repairs, alterations or other work with which compliance has not been made;

(d) there are no parties in possession of any portion of the Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise;

(e) there is no Law, now in existence, (other than Environmental Laws) which would require any material expenditure to remediate, remedy, remove, modify or improve any of the Real Property in order to bring it into substantial compliance therewith;

(f) the Real Property has adequate access to and from completed, dedicated and accepted public roads either directly or through rights of way, easements or similar agreements of which Seller is a beneficiary, and there is no pending or, to the Knowledge of Seller, threatened governmental proceeding which would impair or curtail such access; and

(g) to Seller’s Knowledge, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings or towers located on the Real Property and the roofs of the buildings located on the Real Property are free from leaks and in good condition, ordinary wear and tear excepted.

4.10 The Leases. Except as set forth on Schedule 4.10:

(a) the Leases described on Schedule 1.5 constitute all of the lease agreements between Seller and third parties relating to the operation of the Station or the Purchased Assets;

(b) Seller has performed each material term, covenant and condition of each of the Leases which is required to be performed by Seller at or before the date hereof, and no material default or event which with the passing of time or giving of notice or both would constitute a material default on the part of Seller and, to the Knowledge of Seller, on the part of any other party thereto, exists under any Lease;

(c) each of the Leases is in full force and effect, and constitutes the legal and binding obligation of, and is legally enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d) Seller has furnished or made available to Buyer true and complete copies of the Leases, including any and all amendments thereto;

(e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owned by Seller; and

(f) each of Seller’s Financing Leases is listed as such on Schedule 4.10.

4.11 Financial Statements and Interim Financial Statements.

(a) Attached as Schedule 4.11(a) are true and complete copies of the unaudited consolidated balance sheets of Seller, as of December 31, 2002 and December 31, 2003 and the related consolidated statements of income for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of Seller as of the date indicated and the results of the Station’s operations and changes in cash flows for the period then ended; provided, that the Financial Statements do not contain footnotes and lack other presentation items.

(b) Attached as Schedule 4.11(b) are true and complete copies of the unaudited consolidated balance sheet of Seller as of June 30, 2004, and the related consolidated statement of income for the six-month period then ended (collectively, the “Interim Financial

Statements”). The Interim Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and present fairly in all material respects the financial condition of Seller as of the date indicated and the results of the Station’s operations and changes in cash flows for the period then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse and provided that the Interim Financial Statements do not contain footnotes and lack other presentation items.

4.12 No Changes. Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since December 31, 2003 there has not been any:

(a) amendment or termination of any Contract, Lease or License to which Seller is a party with respect to the Station except in the ordinary course of business, or pursuant to the natural expiration of its terms;

(b) increase in compensation paid, payable or to become payable by Seller to any of its employees at the Station, except in the ordinary course of business and except in connection with any agreement which is a Retained Asset;

(c) extraordinary losses (whether or not covered by insurance) or waiver by Seller of any extraordinary rights of value;

(d) commitment to or liability to any labor organization which represents, or proposes to represent, employees of the Station;

(e) notice from any of the Station’s sponsors or any customers (determined on the basis of the Station’s revenues for the trailing twelve (12) month period) as to any of such sponsor’s or customer’s intention not to conduct business with the Station, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(f) sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Station except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

(g) adverse change in MVPD carriage or channel position on which the Station is carried (on any MVPD system with more than 1,000 subscribers);

(h) period of four (4) consecutive days or more during which the Station was off the air for any reason or a period of fifteen (15) days or more during which the Station operated with less than 85% of its authorized power;

(i) termination of the ABC Affiliation Agreement or loss by the Station of the ABC network affiliation;

(j) change in Seller’s method of accounting; or

(k) change in the financial condition, business, assets or results of operation of the Station which has had a Material Adverse Effect.

4.13 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on Schedule 4.13:

(a) except for FCC rulemaking proceedings generally affecting the television broadcasting industry, there is no material decree, judgment, order, litigation at law or in equity, arbitration proceeding or other proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Seller, threatened, to which Seller is a party or otherwise relating to the Station or the Purchased Assets;

(b) to the Knowledge of Seller, there is no material investigation by any commission, agency or other administrative or regulatory body or authority pending or threatened, which is specifically concerned with the operations, business or affairs of Seller, the Station or the Purchased Assets;

(c) the Station is not subject to or bound by any labor agreement, except for the November 9, 1980 Letter Agreement between Winnebago Television Corporation and IBEW, Local 1220 (the “1980 IBEW Letter Agreement”), and there is no labor dispute, grievance, controversy, strike or request for union representation pending or to the Knowledge of Seller threatened against Seller relating to or affecting the business or operations of the Station except for collective bargaining negotiations with IBEW, Local 1220; and

(d) Seller has carried on and conducted the business and affairs of the Station in material compliance with all applicable federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all applicable court or administrative orders or processes, including but not limited to the Communications Laws, the published rules and policies of the FAA, Occupational Safety and Health Administration, Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board and Environmental Protection Agency a violation of which has had or may reasonably be expected to have a Material Adverse Effect. Seller and the Station are in compliance in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity.

4.14 Taxes. Except as disclosed on Schedule 4.14:

(a) Seller has duly filed all required material federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due to be filed by Seller (taking into account any permitted extensions), and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such returns, reports and estimates are true and complete in all material respects. Seller has withheld all material taxes required to be withheld under applicable Law, and such withholdings have either been paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be; and

(b) There are, and after the date of this Agreement will be, no material tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Second Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against Buyer or the Purchased Assets other than Permitted Liens; provided, however, that Seller shall not be deemed to make any representations or warranty with respect to any Liens or claims arising by reason of, or attributable to, Buyer’s use or operation of the Station or the Purchased Assets on or after the Adjustment Time.

4.15 Governmental Authorizations. Seller holds, and, on the Second Closing Date Seller will hold, all regular and valid licenses, permits and authorizations issued by the FCC to operate the Station as an analog and a digital television broadcast station with the power disclosed on Schedule 1.6. Such licenses, permits and authorizations constitute all of the licenses, permits and authorizations that are necessary under the Communications Laws for the operation of the Station and none of the Licenses is subject to any conditions outside the ordinary course. The Licenses are in full force and effect. Except as set forth on Schedule 4.15, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Licenses and those as set forth on Schedule 4.15 are required for Seller to own and operate the Station in the manner operated on the date hereof. As of the date hereof, (i) no action or proceeding is pending or, to the Knowledge of Seller, threatened before the FCC or any other governmental authority to revoke, refuse to renew or materially and adversely modify the Licenses (except for FCC rulemaking proceedings generally affecting the television broadcasting industry), and (ii) there is no pending, issued or outstanding or, to the Knowledge of Seller, threatened investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, notice or forfeiture, petition or complaint with respect to the Station or any of the Licenses. The most recent renewal of the Licenses was granted in the ordinary course for a full renewal term without any conditions (other than those set forth in the grant of renewal). Seller has no Knowledge of any act or omission of Seller that could reasonably be expected to result in a refusal by the FCC to renew the Station’s Licenses for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal.

4.16 Compliance with FCC Requirements. Except as set forth on set forth on Schedule 4.16, the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the Licenses, and the Station is in compliance in all material respects with the Communications Laws. Except as set forth on Schedule 4.16, Seller has complied in all material respects with the Communications Laws concerning advertising in children’s programming, the satisfaction of obligations in respect of “core” children’s television programming and the record keeping obligations related thereto. Except as set forth on Schedule 4.16, all obligations, reports and other filings required by the FCC with respect to the Station, including, without limitation, material required to be placed in the Station’s public inspection file, have been properly and timely filed.

4.17 MVPD Matters. The Station’s analog signal is carried on substantially all of the cable systems serving the Rockford, Illinois Designated Market Area pursuant to must carry elections or retransmission consent agreements to which Seller is a party and as are listed on Schedule 1.2. The Station’s analog signal is carried by Dish Network (Echostar) in the Rockford DMA pursuant to retransmission consent agreement. To Seller’s Knowledge, Seller has no liability to any Person arising under or in respect of its performance of the Station’s cable and satellite carriage agreements, including, without limitation, copyright royalties. Each retransmission consent agreement is in full force and effect, and Seller has no Knowledge of any reason that a cable system operator or satellite service provide may terminate such carriage during its current term. Except as set forth on Schedule 4.17, no cable television system or satellite service provider has notified Seller of any signal quality deficiency or copyright indemnity or other prerequisite to cable or satellite carriage of the Station’s signal, and no cable television system or satellite service provider has notified Seller that it has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

4.18 Insurance. Seller has such amounts and types of insurance coverage as is set forth on Schedule 4.18. Seller is not in default with respect to any of its insurance policies, nor has Seller failed to give any notice or present any claim under any policies in a due and timely fashion.

4.19 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller or Parent as broker, finder, investment banker, financial advisor or in any similar capacity.

4.20 Employees. Seller has provided to Buyer a true and complete list of all of Seller’s employees as of the date set forth thereon, which list identifies the name of such employees, and the following compensation information with respect to each of them: (i) current annual base salary; (ii) accrued vacation and sick leave time and; (iii) the dates and amounts of the last increase in compensation. Except as set forth on such list, or as otherwise provided by applicable Law, the employment of all employees of the Station is terminable at will. Except as set forth in Schedule 4.20, Seller is not bound by any collective bargaining agreement, and to the Knowledge of Seller, there exists no organizational effort presently being made or, threatened by or on behalf of any labor union with respect to employees of the Station.

4.21 Employee Benefit Plans. Except as set forth in Schedule 4.21, Seller has not at any time during the periods covered by the applicable statutes of limitation under ERISA, the Code, or other Law maintained or been a party to or made contributions to any of the following: (i) any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA; or (ii) any “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, whether written or oral. Except as set forth in Schedule 4.21, all employee benefit plans, programs and arrangements maintained by Seller, or to which Seller is obligated to contribute or with respect to which Seller has any liability (“Employee Benefit Plans”) are, and during the periods covered by the applicable statutes of limitations under ERISA, the Code, or other Laws, have been, in all material respects maintained, funded and administered in compliance with their terms, ERISA, the Code, and other applicable Law. As to each Employee Benefit Plan maintained by Parent in which Seller’s employees have participated, and for which an annual report, including schedules, or comparable report is required to be filed under ERISA or the Code, no liabilities, with respect to such plan, existed on the dates of such annual report except as disclosed therein and, except as disclosed on Schedule 4.21, no material adverse change has occurred with respect to the financial data covered by such annual report since the date thereof. Except as disclosed in Schedule 4.21, the execution of this Agreement and performance of the transactions contemplated hereby will not in and of itself constitute a triggering event under any Employee Benefit Plan that will result in any payment or acceleration of vesting or other obligation (whether of severance pay or otherwise) becoming due from Seller. Each Employee Benefit Plan maintained by or contributed to by Parent that is an employee pension benefit plan, if any, has received a determination letter stating that it is tax-qualified under Section 401(a) of the Code, and no event has occurred during the periods covered by the applicable statutes of limitations under ERISA, the Code, or other Law that could result in a disqualification of such plan. Except for any plan sponsored by Seller prior to or at the time of the 1988 purchase of Seller by Parent and disclosed in Schedule 14.1 to the 1988 stock purchase agreement, which Schedule 14.1 is appended to and made a part of Schedule 4.21 hereto, to Seller’s Knowledge, Seller has never maintained or contributed to nor has any liability with respect to a pension plan subject to Section 412 of the Code or Title IV of ERISA, and has never maintained, contributed to, been required to contribute to, nor has any liability with respect to, any employee benefit plan that is a “multiemployer plan” (as defined in Section 3(37)(A) or (D) of ERISA) as amended by the Multiemployer Pension Plan Amendments Acts of 1980. Neither Seller nor any plan fiduciary during the periods covered by the applicable statutes of limitations under ERISA, or other Law has engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, the Code, or in Section 4975 of the Code with respect to any Employee Benefit Plan. No complete or partial termination or complete or partial withdrawal has occurred within the five (5) years preceding the date hereof with respect to any Employee Benefit Plan maintained or contributed by Parent in which Seller’s employees have participated. No Employee Benefit Plan provides, and Seller has no other obligation to provide, post-employment welfare benefits to any current or future terminated or retired employee except as required under Section 4980B of the Code.

4.22 Environmental Compliance. Except as set forth in Schedule 4.22 (including the reports attached thereto):

(a) Seller has complied in all material respects and is in material compliance with all Environmental Laws;

(b) Seller is not a party to any litigation or administrative proceeding and, to the Knowledge of Seller, nor is any litigation or administrative proceeding threatened against them, which in either case (i) asserts or alleges that Seller violated any Environmental Laws, (ii) asserts or alleges that Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property, or (iii) asserts or alleges that Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Seller at any of the Real Property;

(c) with respect to the period during which Seller owned or occupied the Real Property, and, to the Knowledge of Seller with respect to the time before Seller owned or occupied the Real Property, no person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by Seller which would subject Seller to liability for the cleanup, removal or some other remedial action under Environmental Laws;

(d) there are not now, nor, to the Knowledge of Seller, have there previously been, tanks or other storage facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would subject any owner or operator of such Real Property to liability for cleanup, removal or some other remedial action under Environmental Laws;

(e) there are no conditions existing currently which would subject any owner or operator to the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws;

(f) Seller is not the subject, as a result of its interest in the Real Property, of any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Authority in a matter related to or arising out of any Environmental Laws; and

(g) the operation of the Station does not exceed the permissible levels of exposure to RF radiation specified in the Communications Laws.

4.23 Affiliation Agreement. As of the date of this Agreement, (i) the Affiliation Agreements are in full force and effect and (ii) except as set forth on Schedule 4.23, ABC has not given Seller written or verbal notice of any type of ABC’s intention to terminate or fail to renew the ABC Affiliation Agreement or that ABC is considering such possible termination or failure to renew the ABC Affiliation Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date of this Agreement, as follows:

5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and on the First Closing Date and the Second Closing Date Buyer shall be duly qualified to do business as a foreign entity in Illinois, and Buyer has full power to purchase the Purchased Assets pursuant to this Agreement.

5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Buyer are within the power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

5.3 Absence of Conflicting Laws and Agreements. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement does or will, with or without the giving of notice, or the lapse of time, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the organizational documents of Buyer, or any Law, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

(b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority other than the FCC Consent; or

(c) require the consent of any Person under any material agreement, material arrangement or material commitment of any nature to which Buyer is a party or by which it is bound.

5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

5.5 Absence of Litigation. There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the knowledge of Buyer, threatened to which Buyer is a party and which could materially and adversely affect Buyer’s ability to purchase the Purchased Assets under this Agreement.

5.6 FCC Qualification. Buyer is legally, technically, financially and otherwise qualified under the Communications Laws to acquire the Licenses and own and operate the Station. Buyer knows of no fact or circumstance which would, under the federal antitrust laws or the Communications Laws, disqualify or preclude Buyer from being approved as an assignee of the Licenses. To Buyer’s knowledge, after reasonable inquiry, there are no proceedings, complaints, notices of forfeiture, claims or investigations pending or threatened against Buyer or any principal, officer, director, or owner of Buyer that would materially impair the qualification of Buyer to assume the Licenses or which would materially impede Buyer’s ability to prosecute the applications filed with the FCC to assign the Licenses to Buyer or to seek the grant of consents from the FCC to the assignment of the Licenses to Buyer.

ARTICLE VI

CERTAIN MATTERS PENDING THE SECOND CLOSING

From and after the date of this Agreement and until the Second Closing (unless otherwise provided herein):

6.1 Notice of Adverse Changes. Prior to the Second Closing, Seller shall give Buyer prompt written notice of the occurrence of any of the following as it gains Knowledge thereof:

(a) the commencement of any proceeding or litigation at law or in equity or before the FCC or any other commission, agency or administrative or regulatory body or authority which involves any of the Licenses or which could reasonably be expected to have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry;

(b) any material violation by Seller, or written notice of any alleged material violation by Seller, of any Communications Laws or any other Law; or

(c) any Event of Loss in excess of $25,000.

6.2 Operations Pending Second Closing. Subject to the provisions of Section 3.2 regarding control of the Station, after the date hereof and prior to (i) the First Closing, with respect to the Primary Assets and the transactions contemplated by the First Closing, and (ii) the Second Closing, with respect to the Secondary Assets and the transactions contemplated by the Second Closing, Seller shall, except with Buyer’s prior written consent:

(a) operate the Station in the ordinary course of business consistent with past practice and in all material respects in accordance with the Communications Laws and make all filings necessary to make the representation in Sections 4.15 and 4.16 true and correct at the Second Closing;

(b) maintain the FCC Licenses in full force and effect and shall timely file and prosecute any necessary applications for renewal or extensions of the FCC Licenses;

(c) not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets;

(d) repair and replace any damaged or lost Purchased Assets and restore any interrupted transmission and maintain the tangible Purchased Assets in good working order, ordinary wear and tear and usage excepted;

(e) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Station;

(f) not enter into or become obligated under or amend any Contract affecting the Station or its operations, including any Program Rights agreement; provided, that any such Contract entered into by Seller without Buyer’s consent shall, unless Buyer elects, at its option, to include such Contract in the Purchased Assets, be a Retained Asset, and Seller having entered into such Contract shall not be a breach of this Section 6.2(f);

(g) take all commercially reasonable action to protect the present service areas of the Station from increased electrical interference from any other station, existing or proposed, and take all commercially reasonable action to maintain carriage, if any, of the Station’s signals on all cable television systems or satellite systems;

(h) promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any employee of the Station; and,

(i) except as required by Law, not enter into any collective bargaining agreement or modify the employment terms applicable to any employee of the Station.

6.3 FCC Reports. Seller will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Station after the date hereof.

6.4 Consents. Seller will use its commercially reasonable efforts to obtain all consents and approvals required from third Persons listed on Schedule 4.3. Anything to the contrary in this Agreement notwithstanding, Seller shall not be required to pay any fees or provide or deliver any other consideration to any such Person in order to obtain such consent or approval.

6.5 Cooperation; Reasonable Efforts; Release. Buyer and Seller will cooperate in all respects in connection with and use commercially reasonable efforts to: (a) secure any approvals, consents and waivers of third Persons listed in Schedule 4.3; (b) give notices to any Governmental Authority, or secure the permission, approval, determination, consent or waiver of any Governmental Authority, required by Law in connection with the transfer of the Purchased Assets from Seller to Buyer; and (c) cause all of the conditions set forth in Article VII and Article VIII to be satisfied (but not waived).

6.6 Tax Returns and Payments.

(a) All material tax returns, estimates and reports with respect to the Purchased Assets or operation of the Station that are required to be filed by Seller prior to the Second Closing Date or relating to periods prior to the Second Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been timely filed or granted; and

(b) All material taxes pertaining to Seller’s ownership of the Primary Assets prior to the First Closing Date and the Secondary Assets prior to the Second Closing, or Seller’s operation of the Station prior to the Second Closing Date will be paid by Seller when due and payable unless protested in good faith.

6.7 Release of Liens. Except for the Permitted Liens, at or prior to the First Closing, Seller shall obtain the release of all Liens on the Primary Assets, and at or prior to the Second Closing, Seller shall obtain the release of all Liens on the Secondary Assets, and shall duly file releases or terminations of all such Liens with each Governmental Authority with which any such Lien or evidence thereof shall have been previously filed.

6.8 Updating of Information. Between the date of this Agreement and the Second Closing Date, Seller will deliver to Buyer copies of all Contracts and Leases, if any, that are entered into by Seller in accordance with and subject to the terms of this Agreement.

6.9 Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC’s Rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto (which shall not be unreasonably withheld) except as and to the extent that such party shall be obligated by Law, in which case the other party shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

6.10 Exclusivity. Seller agrees and covenants that until the Second Closing or the termination of this Agreement, neither Seller nor any of its representatives, will discuss, negotiate or offer (or solicit offers) regarding a sale, transfer or other disposition of the Secondary Assets or any merger, combination, restructuring, refinancing or similar transaction involving Seller (a “Sale”) with another Person or provide any information to any other Person regarding the Station or Seller in that connection. Seller represents that it is not a party to or bound by any agreement with respect to a Sale except for this Agreement.

6.11 Real Estate Matters.

(a) Seller will cooperate with Buyer so that Buyer may obtain, for the benefit of and at the cost of Buyer, all documents reasonably required (including estoppel certificates, owner’s affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970 (if available), for each parcel of Real Property owned in fee simple by Seller, issued by a title insurer designated by Buyer (the “Title Insurer”), in such amount as Buyer reasonably determines to be the fair market value thereof, insuring Buyer’s interest in such parcel, subject only to the Permitted Liens and any exceptions showing the state of facts shown on the survey referred to in Section 6.11(b), and with such other endorsements and other terms and conditions as Buyer may reasonably request. Any documents required to be executed by Seller shall be in the customary form and otherwise in form and substance reasonably satisfactory to Seller and the Title Insurer.

(b) At Buyer’s request, Seller will cooperate with Buyer so that Buyer may procure for the benefit of and at the cost of Buyer, current surveys of each parcel of Real Property owned in fee simple by Seller disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Station, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any general survey exceptions from the commitment for the title insurance policy described in Section 6.11(a), and certified to Buyer, Buyer’s lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described above in Section 6.11(a).

6.12 Access and Information. From the date hereof to the earlier of the Second Closing or the termination of this Agreement, Buyer and its financing sources shall be entitled to make or cause to be made such reasonable investigation of the Purchased Assets as Buyer and its financing sources deem necessary or advisable, and Seller shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Seller will provide Buyer and its financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, book, records and other information of Seller upon reasonable notice and during regular business hours and shall furnish such financial and operating data and other data related to Seller and its business as Buyer, its financing sources and their respective agents, representatives and advisors shall reasonably request from time to time. Seller and its Affiliates agree to use their reasonable efforts to cause their respective officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with Buyer, its financing sources, representatives and advisors in connection with such review and the financing of the transactions contemplated hereby, including the preparation by Buyer and its financing sources of any offering memorandum, bank book, registration statement or related documents or other documents related to such financing; provided that Buyer shall be responsible and shall promptly pay for any out of pocket expenses incurred by Seller in such regard.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

7.1 Conditions to First Closing.

Each and every obligation of Buyer to be performed on the First Closing Date shall be subject to the satisfaction prior to or at the First Closing of the following express conditions precedent:

(a) Compliance with Agreement. Seller shall have performed and complied in all material respects with all of Seller’s obligations under this Agreement which are to be performed or complied with by it prior to or at the First Closing.

(b) Representations and Warranties. The representations and warranties made by Seller and Parent herein shall be true and correct in all material respects as of the First Closing Date.

(c) Deliveries at First Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the First Closing Date as required pursuant to Section 2.3(a).

(d) Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any Governmental Authority, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed at the First Closing or the Second Closing.

(e) Licenses. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which has had or could reasonably be expected to have a Material Adverse Effect. The Station shall be operating in material compliance with the Communications Laws (except to the extent any failure is caused by Buyer), and no proceeding shall be pending or, to the Knowledge of Seller, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify materially and adversely any of the Licenses.

(f) Release of Liens. All Liens (other than Permitted Liens) on the Primary Assets shall be released as provided in Section 6.7.

If any of the conditions set forth in this Section 7.1 have not been satisfied, Buyer may (without waiving any other right or remedy under this Agreement) in its sole discretion waive any such condition and elect to proceed with the consummation of the transactions contemplated hereby.

7.2 Conditions to Second Closing.

Each and every obligation of Buyer to be performed on the Second Closing Date shall be subject to the satisfaction prior to or at the Second Closing of the following express conditions precedent:

(a) Compliance with Agreement. Seller shall have performed and complied in all material respects with all of Seller’s obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Second Closing.

(b) Representations and Warranties. The representations and warranties made by Seller and Parent herein, to the extent applicable to the Second Closing and the Secondary Assets, shall be true and correct in all material respects as of the Second Closing Date.

(c) Deliveries at Second Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Second Closing Date as required pursuant to Section 2.3(c).

(d) Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any Governmental Authority, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed at the Second Closing.

(e) FCC Consent. The FCC Consent for the Station’s main broadcast television licenses (WTVO-(TV) and WTVO-DT) (without any conditions materially adverse to Buyer other than those generally applicable to assignees of such licenses) shall have been issued, and shall, at the Second Closing, be a Final Order and in full force and effect. All other material authorizations, consents or approvals of any and all Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

(f) Licenses. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which has had or could reasonably be expected to have a Material Adverse Effect. The Station shall be operating in material compliance with the Communications Laws (except to the extent any failure is caused by Buyer), and no proceeding shall be pending or, to the Knowledge of Seller, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify materially and adversely any of the Licenses.

(g) Release of Liens. All Liens (other than Permitted Liens) on the Secondary Assets shall be released as provided in Section 6.7.

If any of the conditions set forth in this Section 7.2 have not been satisfied, Buyer may (without waiving any other right or remedy under this Agreement) in its sole discretion waive any such condition and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

8.1 Conditions to First Closing.

Each and every obligation of Seller to be performed on the First Closing Date shall be subject to the satisfaction prior to or at the First Closing of the following express conditions precedent:

(a) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the First Closing.

(b) Representations and Warranties. The representations and warranties made by Buyer, to the extent applicable to the First Closing and the Primary Assets, shall be true and correct in all material respects as of the First Closing Date.

(c) Deliveries at First Closing. Buyer shall have delivered, or caused to be delivered, to Seller the documents, each properly executed and dated as of the First Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2(a).

(d) Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any Governmental Authority, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed at the First Closing.

If any of the conditions set forth in this Section 8.1 have not been satisfied, Seller may (without waiving any other right or remedy under this Agreement) in its sole discretion waive any of such conditions and elect to proceed with the consummation of the transactions contemplated hereby.

8.2 Conditions to Second Closing.

Each and every obligation of Seller to be performed on the Second Closing Date shall be subject to the satisfaction prior to or at the Second Closing of the following express conditions precedent:

(a) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Second Closing.

(b) Representations and Warranties. The representations and warranties made by Buyer, to the extent applicable to the Second Closing and the Secondary Assets, shall be true and correct in all material respects as of the Second Closing Date.

(c) Deliveries at Second Closing. Buyer shall have delivered, or caused to be delivered, to Seller the documents, each properly executed and dated as of the Second Closing Date, required pursuant to Section 2.3(d). Buyer shall also have made the payments described in Section 2.2(b).

(d) Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any Governmental Authority, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed at the Second Closing.

(e) Governmental Consents. The FCC Consent for the Station’s main broadcast television licenses (WTVO-(TV) and WTVO-DT) (without any conditions materially adverse to Seller other than those generally applicable to assignors of such licenses) shall have been issued and shall, at the Second Closing, be a Final Order and be in full force and effect. All other material authorizations, consents or approvals of any and all Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

If any of the conditions set forth in this Section 8.2 have not been satisfied, Seller may (without waiving any other right or remedy under this Agreement) in its sole discretion waive any of such conditions and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the First Closing and continue in full force and effect until (i) with respect to representations and warranties as they apply to the First Closing or the Primary Assets, the 12 month anniversary of the First Closing Date, or (ii) with respect to representations and warranties as they apply to the Second Closing or the Secondary Assets, the 12 month anniversary of the Second Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.21 and 4.22 shall survive and continue in full force and effect until the third annual anniversary of the First Closing Date; (ii) the representations and warranties contained in Section 4.14 shall survive and continue in full force and effect until the 60th day after the expiration of the applicable statute of limitation, and (iii) the representations and warranties contained in Sections 4.2, 4.4, 4.5 and 4.19 shall continue in full force and effect forever; provided, that any representation or warranty in respect of which indemnity may be sought under this Article IX, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if written notice in reasonable detail of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach is resolved. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the First Closing.

9.3 Indemnification by Seller and Parent. Subject to (a) the survival provisions set forth in Section 9.1 and (b) the other limitations set forth in this Article IX, Seller and Parent shall, jointly and severally, indemnify and hold harmless Buyer, its Affiliates, and their successors and assigns (collectively, “Buyer Indemnified Parties”) from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees) (“Losses”) which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties made by Seller and/or Parent in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Seller and/or Parent at the First Closing or the Second Closing in accordance with the provisions of this Agreement;

(ii) any failure by Seller and/or Parent to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement;

(iii) the Retained Liabilities;

(iv) without limiting clause (iii) above, any and all losses, liabilities or damages resulting from the litigation required to be listed on Schedule 4.13;

(v) without limiting clause (iii) above, Seller’s termination of the IBEW, Local 1220 Collective Bargaining Agreement on January 28, 1999 and January 10, 2003, but excluding the 1980 IBEW Letter Agreement; or

(vi) any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Sections 9.3(i), 9.3(ii), 9.3(iii), 9.3(iv) or 9.3(v).

9.4 Indemnification by Buyer. Subject to the survival provisions set forth in Section 9.1, Buyer agrees to indemnify and hold harmless Seller, Parent and their respective successors and assigns (each individually a “Seller Indemnitee,” and collectively the “Seller Indemnified Parties”) from, against and in respect of any and all Losses, which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the First Closing or the Second Closing in accordance with this Agreement; and

(ii) any failure by Buyer to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement;

(iii) the Assumed Liabilities; or

(iv) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in 9.4(i), 9.4(ii) or 9.4(iii);

9.5 Indemnification Procedures.

(a) Notice of Third Party Claim. Any party making a claim for indemnification under Sections 9.3 or 9.4 (the “Indemnified Party”) will notify the party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Sections 9.3 or 9.4, as the case may be, except to the extent that such failure actually prejudices the Indemnifying Party.

(b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Sections 9.3 or 9.4 and which involves only the payment of money damages to such third party and which does not concern any FCC Authorization, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control and assume responsibility for the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party’s assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party’s reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

(c) Limits of Assumption of Defense. An Indemnifying Party’s rights under Section 9.5(b) will be subject to the following additional limitations:

(i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

(ii) the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (or, in the case of a claim by Buyer, the Station’s or Buyer’s reputation or business prospects), or (D) upon the Indemnifying Party failing to vigorously prosecute or defend such claim in good faith or failing to begin such prosecution or defense in a timely manner; and

(iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 9.5, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and at the Indemnifying Party’s request the Indemnified Party will consult in a reasonable manner with the Indemnifying Party in respect of such defense. As used in this Article IX, the term “settlement” refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

9.6 Remedies. The indemnification provisions of this Article IX are the sole and exclusive remedy of Buyer and Seller for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement or in any related agreement, document, instrument or certificate (other than (i) in the case of fraud, and (ii) rights to seek specific performance).

9.7 Certain Limitations of Liability. Any provision of this Agreement to the contrary notwithstanding, Seller and Parent shall have no obligation to indemnify any Buyer Indemnified Parties for any Losses suffered or incurred by Buyer Indemnified Party for a breach of the representations or warranties of Seller or Parent made under this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller or Parent under this Agreement (a) until such Losses exceed an aggregate deductible of $200,000 (the “Indemnity Deductible”) (after which point Seller and Parent shall be obligated to indemnify Buyer from and against all Losses in excess of the Indemnity Deductible), and (b) to the extent such Losses exceed the sum of $5,000,000; provided that such limitations shall not apply to Losses related to breaches of representations and warranties contained in Sections 4.2, 4.4, 4.5, 4.14, 4.19, 4.21 and 4.22. Any provision of this Agreement to the contrary notwithstanding, Seller and Parent shall have no obligation to indemnify any Buyer Indemnified Parties for any Losses suffered or incurred by Buyer Indemnified Party for a breach of the representations or warranties of Seller or Parent made under this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller or Parent under this Agreement to the extent such Losses exceed the sum of the First Closing Purchase Price plus the Second Closing Purchase Price.

9.8 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article IX shall survive termination of this Agreement without limitation.

ARTICLE X

FURTHER AGREEMENTS

10.1 Event of Loss. If prior to (i) the First Closing with respect to the Primary Assets and (ii) the Second Closing with respect to the Secondary Assets, the Station shall suffer an Event of Loss, at the First Closing or the Second Closing, as applicable, Seller shall assign to Buyer all its rights under any insurance and all proceeds of insurance (excluding business interruption proceeds for periods prior to the First Closing Date or the Second Closing Date, as applicable) covering the property damage, destruction or loss not repaired, replaced or restored prior to the First Closing or the Second Closing, as applicable.

10.2 Station Employees

(a) As of the Adjustment Time, Seller shall terminate the employment of each of its employees employed in connection with the Station’s business other than employees who have entered into personal service contracts or other employment agreements with the Station and employees covered under the 1980 IBEW Letter Agreement (which employees will be transferred to Buyer as of the Adjustment Time pursuant to an assignment of their personal service agreement or other employment agreement or pursuant to the 1980 IBEW Letter Agreement), and other than the Excluded Employees. Any notification required by any Law governing mass layoffs or terminations, including without limitation the federal Worker Adjustment and Retraining Notification Act of 1988, shall be given by Seller. Compliance with all such laws through the Adjustment Time shall be Sellers’ sole responsibility and liability. Seller shall indemnify, defend and hold Buyer harmless from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of the violation, or alleged violation, of any such laws, any other laws or otherwise arising out of any such termination of any of the employees, other than severance and accrued vacation liabilities arising from terminations of employees (other than Excluded Employees) as of the Adjustment Time, for which Buyer shall be responsible.

(b) Not later than five (5) days prior to the First Closing Date, Buyer or its designee shall offer employment as of the Adjustment Time to each employee of Seller employed in connection with the Station’s business other than the Excluded Employees (those employees who accept employment with Buyer, the “Transferred Employees”). Notwithstanding anything to the contrary contained herein, unless otherwise provided under the terms of a written employment agreement or the 1980 IBEW Letter Agreement, each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating such employment at any time after the First Closing Date.

(c) Buyer understands, acknowledges and agrees that upon hire by Buyer, the Transferred Employees shall no longer be entitled to participate in Seller’s Station Employee Benefit Plans, and Buyer or its affiliates’ shall cover those Transferred Employees under Buyer’s employee benefit plans. Buyer shall recognize all past service to Seller of each Transferred Employee for purposes of determining eligibility to participate in, eligibility for benefit commencement under, and vesting purposes of each employee benefit program of Buyer. Buyer shall make available to the Transferred Employees all employee benefit programs of Buyer generally made available to its other similarly situated employees and shall permit the Transferred Employees to participate therein on the same general terms as its other employees.

(d) Parent shall fully vest all Transferred Employees’ accounts under Parent’s 401(k) plan and shall, within 90 days after the First Closing Date, allow Transferred Employees to rollover such account balances to Buyer’s 401(k) plan (in the form of cash and notes associated with plan loans). Parent agrees not to place any Transferred Employees’ loans into default prior to the rollovers described in the preceding sentence.

10.3 Bulk Transfer. Buyer and Seller hereby waive compliance with the Bulk Transfer provisions of the Uniform Commercial Code and all similar laws. Except for the Assumed Liabilities, Seller shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Seller’s ownership and operation of the Station prior to the Second Closing and its sale of the Station to Buyer. Except for the Assumed Liabilities, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the Bulk Transfer provisions of the Uniform Commercial Code of Illinois or any similar law.

10.4 Non-Competition; Non Solicitation.

(a) Seller agrees that neither Seller nor its Affiliates will, directly or indirectly, for a period of three (3) years from and after the Second Closing Date own, manage, operate, control, be employed by, participate in or be engaged in any manner with the operation of a television broadcast Station in the Rockford, Illinois Designated Market Area. For purposes hereof, an “Affiliate” shall mean any person controlling, controlled by or under common control with another Person, and “control” shall mean the ownership (legal or beneficial) of over fifty percent (50%) of the capital stock or common equity interests of the applicable Person.

(b) Seller agrees that, subject to the following sentence, neither Seller nor its Affiliates will, directly or indirectly, for a period of one (1) year from and after the First Closing Date, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed in the operation of the Station as of the First Closing Date, other than the Excluded Employees, or induce or attempt to induce any customer or other business relation of the Station to cease doing business with Buyer or the Station. Seller’s placing of notices of the availability of employment in media of general or trade accessibility shall not be a violation of the provisions of the preceding sentence.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE XI

TERMINATION; MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby to be consummated at the First Closing and the Second Closing, respectively, may be abandoned at any time prior to the consummation of the First Closing or the Second Closing, as the case may be, as follows:

(a) by mutual written agreement of Seller and Buyer; or

(b) at any time on or after (i) November 5, 2004 with respect to the First Closing, and (ii) the 60th day after the date on which the conditions to Second Closing set forth in Article VII and Article VIII (other than any such conditions which are to be satisfied by deliveries at Second Closing) have been satisfied or waived with respect to the Second Closing, if the transactions contemplated hereby to be consummated at the First Closing or the Second Closing, respectively, have not yet been consummated,

(i) by Seller, by written notice to Buyer, if Buyer has nonetheless failed to consummate the transactions contemplated hereby; or

(ii) by Buyer, by written notice to Seller, if Seller has nonetheless failed to consummate the transactions contemplated hereby; or

(c) by Buyer, by written notice to Seller, if Buyer is not then in material breach of this Agreement and Seller is then in material breach of this Agreement, and such breach has had or is reasonably expected to have a Material Adverse Effect and remains uncured for sixty (60) days after receipt of written notice thereof from Buyer; or

(d) by Seller, by written notice to Buyer, if Seller is not then in material breach of this Agreement and Buyer is then in material breach of this Agreement, and such breach has had or is reasonably expected to have a Material Adverse Effect and such breach remains uncured for sixty (60) days after receipt of written notice thereof from Seller.

11.2 Further Assurances. From time to time after the First Closing Date, upon the reasonable request of either party, the other party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, assumption and transfer and take such further action as the requesting party may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Primary Assets, and give effect to this Agreement and the transactions contemplated hereby. From time to time after the Second Closing Date, upon the reasonable request of either party, the other party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, assumption and transfer and take such further action as the requesting party may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Secondary Assets and give effect to this Agreement and the transactions contemplated hereby. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement; provided, however, Seller shall not be required to spend additional sums of money other than incidental expenses.

11.3 Survival. The obligations to indemnify contained in Article IX hereof, the agreements contained herein and, as limited by Article IX hereof, the representations and warranties made in this Agreement or made pursuant hereto shall survive the date hereof, and any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

11.4 Entire Agreement; Amendment; Waivers. This Agreement and the documents required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

11.5 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

11.6 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and their respective proper successors and permitted assigns. This Agreement (and any rights, obligations or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, assign any or all of its rights and any claims (but not its obligations or liabilities) under this Agreement to its lenders. In the event Buyer assigns its rights hereunder pursuant to this Section 11.6, Seller shall reasonably cooperate with Buyer and its assignee to consummate the transactions contemplated hereby with such assignee.

11.7 Confidentiality.

(a) Seller agrees that Seller and its Affiliates, agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with their investigations and review of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena or in connection with obtaining any required third party consents or approvals or filing any tax returns), (i) any data or information, relating to Buyer or its Affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Station or Buyer which is confidential in nature and not generally known to the public (clauses (i) and (ii) together “Buyer’s Information”).

(b) Notwithstanding any other provision to the contrary herein, the provisions of this Section 11.7 shall survive the termination of this Agreement.

11.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, on the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:

Mission Broadcasting, Inc.
c/o David S. Smith
544 Red Rock Drive
Wadsworth, Ohio 44281
Telecopy No.: 330-336-8454

With a copy to (which shall not constitute notice to Buyer):

Drinker Biddle & Reath LLP
1500 K Street, N.W., Suite 1100
Washington, D.C. 20005-1209
Attention: Howard M. Liberman
Telecopy No.: 202-842-8465

If to Seller or Parent:

Winnebago Television Corporation
c/o Young Broadcasting, Inc.
599 Lexington Avenue
New York, NY 10022
Attention: James A. Morgan
Telecopy No.: 212-758-1229

With a copy to (which shall not constitute notice to Seller or Parent):

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas, 25th Floor
New York, NY 10020-1089
Attention: Robert L. Winikoff
Telecopy No.: 212-768-6800

11.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.10 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement; provided, however that nothing contained herein shall require Buyer or Seller to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the manner in which the transactions under this Agreement are treated.

11.11 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.12 No Reliance. Except for successors and any assignees permitted by Section 11.6 of this Agreement:

(a) no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Seller contained in this Agreement; and

(b) Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Seller contained in this Agreement.

11.13 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

11.14 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

11.15 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflict of law principles thereof.

11.16 Representations and Warranties of Parent. Parent represents and warrants to Buyer that the statements contained in this Section 11.16 are true, correct and complete as of the date of this Agreement, as follows: Parent has the power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Parent are within the power of Parent and have been duly authorized by all necessary action by Parent. This Agreement is, and the other documents and instruments required hereby to be executed and delivered by Parent will be, when executed and delivered by Parent, the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies. Except for the FCC Consent or as described on Schedule 4.3, neither the execution, delivery or performance of this Agreement in accordance with its terms by Parent nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, with or without the giving of notice, or the lapse of time or both, or otherwise:

(i) conflict with, result in a breach of, or constitute a default under, the organizational documents of Parent, or any Law applicable to Parent, or any court of administrative order or process applicable to Parent, or any material contract, agreement, arrangement, commitment or plan to which Parent is a party or by which Parent is bound and which relates to, the ownership or operation of the Station or the Purchased Assets;

(ii) result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;

(iii) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which Parent is a party and which relates to, the ownership or operation of the Station or the Purchased Assets;

(iv) accelerate or modify, or give any other party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which Parent is a party and which relates to the ownership or operation of the Station or the Purchased Assets;

(v) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority other than the FCC; or

(vi) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Parent is party, by which Seller is bound, or by which the Purchased Assets are bound or subject.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MISSION BROADCASTING, INC.

By:	/S/ DAVID SMITH
Name:	David Smith
Title:	President

WINNEBAGO TELEVISION CORPORATION

By:	/S/ JAMES A. MORGAN
Name:	James A. Morgan
Title:	EVP & CFO

YOUNG BROADCASTING, INC.

By:	/S/ JAMES A. MORGAN
Name:	James A. Morgan
Title:	EVP & CFO